Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-262403) on Form S-3 and (Nos. 333-281382, 333-277701, 333-263466, 333-270357 and 333-260068) on Form S-8 of our report dated March 8, 2023, except for Note 18, as to which the date is March 6, 2025, with respect to the consolidated financial statements of Xeris Biopharma Holdings, Inc..
/s/ KPMG LLP
Chicago, Illinois
March 6, 2025